EXHIBIT 99.1

Western Midstream Announces Record Fourth-Quarter
and Full-Year 2025 Results
Announces 2026 Financial Guidance
•Reported fourth-quarter 2025 Net income attributable to limited partners of $187.2 million, generating record fourth-quarter Adjusted EBITDA(1) of $635.6 million, which included $29.5 million of unfavorable non-cash revenue adjustments.
•Reported full-year 2025 Net income attributable to limited partners of $1.154 billion, generating record full-year Adjusted EBITDA(1) of $2.481 billion, exceeding the midpoint of the full-year 2025 Adjusted EBITDA guidance range of $2.350 billion to $2.550 billion, and representing a 6-percent year-over-year increase.
•Reported fourth-quarter 2025 Cash flows provided by operating activities of $557.6 million, generating fourth-quarter Free Cash Flow(1) of $340.8 million.
•Reported full-year 2025 Cash flows provided by operating activities of $2.223 billion, generating full-year Free Cash Flow(1) of $1.526 billion, exceeding the high end of the full-year 2025 Free Cash Flow guidance range of $1.275 billion to $1.475 billion, and representing a 15-percent year-over-year increase.
•Announced a fourth-quarter distribution of $0.910 per unit, which is consistent with the prior quarter’s distribution, or $3.64 per unit on an annualized basis.
•Providing 2026 Adjusted EBITDA(2) guidance range of $2.500 billion to $2.700 billion, representing an approximate 5-percent increase at the mid-point relative to 2025.
•Providing 2026 total capital expenditure(3) guidance range of $850.0 million to $1.000 billion, implying a mid-point of $925 million, which is significantly below previous expectations of at least $1.1 billion of total capital expenditures.
•Providing 2026 Distributable Cash Flow(2) (“DCF”) guidance range of $1.850 billion to $2.050 billion, or $4.59 to $5.08 per unit(4), respectively.
•Planning to recommend to the Board a distribution increase of $0.02 per unit to $0.93 per unit, or $3.72 per unit on an annualized basis, starting in the first quarter of 2026, which represents a 2.2-percent increase over the prior quarter’s distribution.

HOUSTON—(PR NEWSWIRE)—February 18, 2026 – Today Western Midstream Partners, LP (NYSE: WES) (“WES” or the “Partnership”) announced fourth-quarter and full-year 2025 financial and operating results. Net income (loss) attributable to limited partners for the fourth quarter of 2025 totaled $187.2 million, or $0.47 per common unit (diluted), with fourth-quarter 2025 Adjusted EBITDA(1) totaling $635.6 million. Net income (loss) attributable to limited partners and Adjusted EBITDA(1) for the fourth quarter of 2025 include a non-cash decrease to revenue of approximately $29.5 million associated with revenue recognition cumulative adjustments related to cost-of-service agreements at the DJ Basin oil and Springfield systems. Fourth-quarter 2025 Cash flows provided by operating activities totaled $557.6 million, and fourth-quarter 2025 Free Cash Flow(1) totaled $340.8 million. Fourth-quarter 2025 capital expenditures(3) totaled $231.0 million.
Net income (loss) attributable to limited partners for the full-year 2025 totaled $1.154 billion, or $2.98 per common unit (diluted), with full-year 2025 Adjusted EBITDA(1) totaling $2.481 billion. Full-year 2025 Cash flows provided by operating activities totaled $2.223 billion, full-year 2025 Free Cash Flow(1) totaled $1.526 billion, and full-year 2025 capital expenditures(3) totaled $721.8 million.
FULL-YEAR 2025 AND RECENT HIGHLIGHTS
•Generated record Adjusted EBITDA(1) in 2025 primarily driven by increased Delaware Basin throughput and cost reduction initiatives that commenced during the second quarter of 2025, resulting in a 2-percent year-over-year reduction in reported operation and maintenance expense, excluding the acquisition of Aris Water Solutions, Inc. (“Aris”).
•Excluding the Aris acquisition, reduced operation and maintenance expense by 8-percent in the third quarter and 12-percent in the fourth quarter, compared to the corresponding periods in 2024, reflecting continued cost discipline despite increased throughput.
•Achieved record annual natural-gas throughput(5) of 5.2 Bcf/d, representing a 4-percent(6) year-over-year increase, in-line with our 2025 expectations of mid-single-digits growth.
•Achieved annual crude-oil and NGLs throughput(5) of 514 MBbls/d, representing a 1-percent(7) year-over-year increase, in-line with our 2025 expectations of low-single-digits growth.
•Gathered record annual produced-water throughput(5) of 1,578 MBbls/d, representing a 40-percent year-over-year increase, primarily due to the acquisition of Aris in fourth-quarter 2025. Excluding throughput associated with the legacy Aris system, gathered record annual produced-water throughput of 1,224 MBbls/d, representing a 7-percent year-over-year increase in-line with our original 2025 expectations of mid-single digits growth.

•Achieved strong throughput growth across all products in the Delaware Basin, including 9-percent and 6-percent, for natural-gas and crude-oil and NGLs, respectively, and 40-percent for produced water driven by the incremental Aris volumes.
•Expanded Delaware Basin natural-gas processing capacity by 18-percent and continued supporting WES’s position as one of the largest natural-gas processors in the basin through the completion of North Loving I in the second-quarter of 2025 and the addition of dedicated capacity at the Mi Vida plant.
•Sanctioned North Loving II that will increase Delaware Basin natural-gas processing capacity by an incremental 13-percent when completed early in the second quarter of 2027.
•Sanctioned the long-haul Pathfinder pipeline (“Pathfinder”) to transport over 800 MBbls/d of produced water for disposal and reuse opportunities in eastern Loving County, supported by long-term fixed-fee contracts.
•Completed the acquisition of Aris, creating one of the largest, fully-integrated Delaware Basin produced-water solutions providers, significantly expanding WES’s New Mexico footprint and further diversifying our customer base with mostly investment-grade counterparties.
•Continued to execute on our capital return framework by returning $1.431 billion to unitholders in 2025 while maintaining a net leverage ratio near 3.0 times throughout the year.
•Subsequent to year-end, and as previously announced, renegotiated natural-gas gathering and processing contracts in the Delaware Basin with Occidental and ConocoPhillips, replacing the legacy cost-of-service structure with a simplified, fixed-fee structure in exchange for $610 million in WES units owned by Occidental.
On February 13, 2026, WES paid its fourth-quarter 2025 per-unit distribution of $0.910, or $3.64 on an annualized basis, which is consistent with the prior quarter’s distribution. Fourth-quarter and full-year 2025 Free Cash Flow(1) after distributions totaled negative $38.7 million and positive $95.0 million, respectively.
Fourth-quarter 2025 natural-gas throughput(5) averaged 5.2 Bcf/d, representing a 4-percent sequential-quarter decrease. Fourth-quarter 2025 crude-oil and NGLs throughput(5) averaged 508 MBbls/d, representing a slight sequential-quarter decrease. Fourth-quarter 2025 produced-water throughput(5) averaged 2,693 MBbls/d, representing a 121-percent sequential-quarter increase which includes two-and-a-half months’ contribution from Aris.

Full-year 2025 natural-gas throughput(5) averaged 5.2 Bcf/d, representing a 4-percent(6) increase year-over-year, adjusting for the sale of Marcellus assets in the second quarter of 2024. Full-year 2025 crude-oil and NGLs throughput(5) averaged 514 MBbls/d, representing a 1-percent(7) increase year-over-year, adjusting for the asset sales during 2024. Full-year 2025 produced-water throughput(5) averaged 1,578 MBbls/d, an increase of 40-percent year-over-year, including two-and-a-half months’ contribution from Aris in the fourth quarter 2025.
“2025 was a successful and impactful year for WES,” commented Oscar K. Brown, President and Chief Executive Officer. “We delivered record Adjusted EBITDA and Free Cash Flow due to another year of steady throughput growth across all three products, including quarterly records in the Delaware and DJ Basins. We met or exceeded our 2025 financial guidance ranges, advanced our growth strategy with the acquisition of Aris Water Solutions, which meaningfully expands our produced-water capabilities and adds a new operating footprint in New Mexico, all while navigating industry challenges that included volatile Waha Hub pricing and associated third-party production curtailments. The consistency of our assets and the discipline of our teams were evident throughout the year.”
“We also moved key strategic projects forward. We sanctioned and began constructing Pathfinder, backed by long-term agreements, brought the North Loving I natural-gas processing train online ahead of schedule and under budget, and sanctioned North Loving II to meet growing natural-gas processing demand. Even as we continued to grow the business and throughput, we successfully executed on our cost reduction plan initiated during the second quarter, enabling us to reduce operation and maintenance expense by 8-percent in the third quarter and 12-percent in the fourth quarter compared to the corresponding periods in 2024, excluding the Aris acquisition. Additionally, the Aris integration is on track to deliver meaningful synergies, with approximately 85-percent of our $40 million target to be captured by the end of the first quarter.”

“Financially, we outperformed across several key metrics, achieving Adjusted EBITDA above the mid-point of our guidance range, and Free Cash Flow above the high end of the range. Additionally, we increased the distribution by 4-percent year-over-year, in line with our target of mid-to-low single-digits growth, and returned more than $1.4 billion to unitholders. Taken together, our 2025 accomplishments, including successful organic growth projects, accretive M&A, efficiency and cost reduction success, and contract renegotiations, all strengthen our operating leverage and position WES for sustainable growth, while maintaining a strong balance sheet and low leverage profile. With an investment-grade balance sheet and roughly $2.0 billion of liquidity, we have the financial flexibility to fund organic and inorganic growth opportunities, while continuing to return a substantial amount of our Distributable Cash Flow to unitholders.”
2026 GUIDANCE
Based on the current production forecast information from our producer customers, and the inclusion of Aris, WES is providing 2026 guidance as follows:
•Adjusted EBITDA(2) between $2.500 billion and $2.700 billion.
•Total capital expenditures(3) between $850.0 million and $1.000 billion.
•Distributable Cash Flow(2) (“DCF”) between $1.850 billion and $2.050 billion, or $4.59 to $5.08 per unit(4).
•Full-year distribution of at least $3.70 per unit(8), which includes an increase to $0.93 per unit on a quarterly basis, starting with our first quarter distribution in May, which represents an annualized rate of $3.72 per unit.
“As we enter 2026, our outlook reflects both the contribution of the Aris acquisition and the effects of a more challenging commodity price environment. We expect continued throughput growth in the Delaware Basin, though at a more moderate pace relative to prior expectations given recently updated producer forecasts reflecting lower activity levels. Specifically, in the Delaware Basin, crude-oil and NGLs and natural-gas throughput are now expected to increase at low-to-mid single digits average percentage growth year-over-year, while produced-water throughput is expected to increase over 80-percent, primarily driven by the Aris acquisition. However, when combined with anticipated declines in several of our other operating basins, we expect portfolio-wide operated throughput for crude oil and NGLs to decline by low-to-mid single digits and natural gas to remain relatively flat year-over-year,” commented Kristen Shults, Senior Vice President and Chief Financial Officer.
“Despite these headwinds, we expect to realize additional cost efficiencies in 2026. Excluding Aris and utility costs, the majority of which are reimbursed through producer contracts, operation and maintenance expense decreased by more than $100 million from the first quarter to the fourth quarter of 2025, based on the change between the first and fourth-quarter annualized run-rates.”
“Building on this progress, we anticipate further reductions in operation and maintenance expense from our legacy WES assets in 2026, and only a 10 to 15-percent average increase year-over-year partnership-wide, which is significantly below the combined entities’ pro forma operation and maintenance expense. Furthermore, excluding Aris acquisition costs, we expect our average annual general and administrative expense to remain flat year-over-year, even after accounting for the increased scale of the business and strategically retaining and further investing in select personnel and growth-oriented functions from Aris, including beneficial reuse and commercial operations. This continued discipline strengthens our ability to protect margins, support capital allocation priorities, promote enhanced competitiveness, and deliver value to unitholders even in a more challenging commodity-price environment.”
“Taking these factors into account, the mid-point of our 2026 Adjusted EBITDA range is $2.6 billion, representing approximately a 5-percent year-over-year increase and aligning with our mid-to-low single-digit annual growth rate target we outlined last year. The mid-point of our 2026 capital expenditures range is $925 million, significantly below our initial $1.1 billion estimate, as we adjust spending to reflect the softer macroeconomic backdrop. Approximately half of our expected 2026 capital program is directed towards the construction of Pathfinder and North Loving II, demonstrating our ability to materially reduce the remainder of our growth-capital program when needed, thereby limiting the impact on Free Cash Flow.”
“In light of our organic growth spending opportunities this year, we are now providing DCF and DCF per unit guidance as an additional measure of our capacity to fund the distribution and a substantial portion of our growth-capital program. We continue to believe that Free Cash Flow is a meaningful indicator of the Partnership’s financial strength and will continue to provide both metrics going forward.”

“Finally, our disciplined capital allocation framework remains unchanged. The 2.2-percent distribution increase enables our unitholders to continue benefiting from one of the most attractive total capital return yields in the sector. We will also continue prioritizing high-returning organic growth projects and accretive M&A opportunities that expand our asset footprint, strengthen our competitive position, and support distribution growth over time. Even amid a more challenged environment, our expanded asset base and more efficient cost structure positions WES to secure new commercial agreements, grow steadily over time, and continue delivering compelling returns for our stakeholders.”
CONFERENCE CALL TOMORROW AT 9:00 A.M. CT
WES will host a conference call on Thursday, February 19, 2026, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss its fourth-quarter and full-year 2025 results. To access the live audio webcast of the conference call, please visit the investor relations section of the Partnership’s website at www.westernmidstream.com. A small number of phone lines are available for analysts; individuals should dial 888-880-3330 (Domestic) or 646-357-8766 (International) ten to fifteen minutes before the scheduled conference call time. A replay of the live audio webcast can be accessed on the Partnership’s website at www.westernmidstream.com for one year after the call.
For additional details on WES’s financial and operational performance, please refer to the earnings slides and updated investor presentation available at www.westernmidstream.com.

ABOUT WESTERN MIDSTREAM
Western Midstream Partners, LP (“WES”) is a master limited partnership formed to develop, acquire, own, and operate midstream assets. With midstream assets located in Texas, New Mexico, Colorado, Utah, and Wyoming, WES is engaged in the business of gathering, compressing, treating, processing, and transporting natural gas; gathering, stabilizing, and transporting condensate, natural-gas liquids, and crude oil; and gathering, transporting, recycling, treating, and disposing of produced water for its customers. In its capacity as a natural-gas processor, WES also buys and sells residue, natural-gas liquids, and condensate on behalf of itself and its customers under certain gas processing contracts. A substantial majority of WES’s cash flows are protected from direct exposure to commodity-price volatility through fee-based contracts.
For more information about WES, please visit www.westernmidstream.com.
______________________________________________________________
(1)Please see the definitions of the Partnership’s non-GAAP measures at the end of this release and reconciliation of GAAP to non-GAAP measures.
(2)This release contains certain forward-looking non-GAAP measures such as the Adjusted EBITDA range and Distributable Cash Flow range for year ending December 31, 2026. A reconciliation of the Adjusted EBITDA range to net cash provided by operating activities and net income (loss), and a reconciliation of the Distributable Cash Flow range to net income (loss), is not provided because the items necessary to estimate such amounts are not reasonably estimable at this time. These items, net of tax, may include, but are not limited to, impairments of assets and other charges, divestiture costs, acquisition costs, or changes in accounting principles. All of these items could significantly impact such financial measures. At this time, WES is not able to estimate the aggregate impact, if any, of these items on future period reported earnings. Accordingly, WES is not able to provide a corresponding forward-looking GAAP equivalent for the Adjusted EBITDA or Distributable Cash Flow ranges.
(3)Accrual-based, includes equity investments, excludes capitalized interest, and excludes capital expenditures associated with the 25% third-party interest in Chipeta.
(4)Based on expected weighted average common and general partner units outstanding during full-year 2026.
(5)Represents total throughput attributable to WES, which excludes (i) the 1.9% limited partner interest in WES Operating owned by an Occidental subsidiary as of December 31, 2025, and (ii) for natural-gas throughput, the 25% third-party interest in Chipeta, which collectively represent WES’s noncontrolling interests.
(6)For the year ended December 31, 2024, excludes an average of 38 MMcf/d of throughput associated with the sale of the Marcellus Interest gathering system in April 2024.
(7)For the year ended December 31, 2024, excludes an average of 23 MBbls/d of throughput associated with the sale of (i) Saddlehorn Pipeline LLC, Whitethorn Pipeline Company LLC, Panola Pipeline Company LLC, and Enterprise EF78 LLC in the first quarter of 2024 and (ii) Wamsutter Pipeline LLC in the third quarter of 2024.
(8)Full-year 2026 distribution (paid in 2026) of at least $3.67 per unit, which includes the February 2026 distribution of $0.910 per unit. Board action on any distribution increase will be requested on a quarterly basis and is subject to the Board’s assessment of the needs of the business at that time.

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements. WES’s management believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove correct. A number of factors could cause actual results to differ materially from the projections, anticipated results, or other expectations expressed in this news release. These factors include our ability to meet financial guidance or distribution expectations; our ability to safely and efficiently operate WES’s assets; the supply of, demand for, and price of oil, natural gas, NGLs, and related products or services; our ability to meet projected in-service dates for capital-growth projects; construction costs or capital expenditures exceeding estimated or budgeted costs or expenditures; and the other factors described in the “Risk Factors” section of WES’s most-recent Form 10-K filed with the Securities and Exchange Commission and other public filings and press releases. WES undertakes no obligation to publicly update or revise any forward-looking statements.
# # #
Source: Western Midstream Partners, LP

WESTERN MIDSTREAM CONTACTS

Daniel Jenkins
Director, Investor Relations
Investors@westernmidstream.com
866.512.3523

Rhianna Disch
Manager, Investor Relations
Investors@westernmidstream.com
866.512.3523

Western Midstream Partners, LP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
thousands except per-unit amounts	2025	2024	2025	2024
Revenues and other
Service revenues – fee based	$910,183	$858,896	$3,453,052	$3,248,262
Service revenues – product based	50,253	38,455	193,866	215,776
Product sales	69,803	31,024	194,681	140,100
Other	1,242	128	1,804	1,085
Total revenues and other	1,031,481	928,503	3,843,403	3,605,223
Equity income, net – related parties	21,378	28,158	85,788	112,385
Operating expenses
Cost of product	71,618	39,315	206,978	172,251
Operation and maintenance	252,368	231,244	915,896	880,568
General and administrative	201,871	76,028	398,922	271,526
Property and other taxes	17,986	18,684	69,342	62,668
Depreciation and amortization	197,882	162,990	710,778	650,428
Long-lived asset and other impairments	2,509	2	14,760	6,206
Total operating expenses	744,234	528,263	2,316,676	2,043,647
Gain (loss) on divestiture and other, net	(3,065)	(2,655)	(11,113)	296,771
Operating income (loss)	305,560	425,743	1,601,402	1,970,732
Interest expense	(105,674)	(99,336)	(390,490)	(378,513)
Gain (loss) on early extinguishment of debt	—	—	—	5,403
Other income (expense), net	3,706	15,617	16,629	31,741
Income (loss) before income taxes	203,592	342,024	1,227,541	1,629,363
Income tax expense (benefit)	7,323	444	15,086	18,111
Net income (loss)	196,269	341,580	1,212,455	1,611,252
Net income (loss) attributable to noncontrolling interests	5,588	7,967	31,472	37,681
Net income (loss) attributable to Western Midstream Partners, LP	$190,681	$333,613	$1,180,983	$1,573,571
Limited partners’ interest in net income (loss):
Net income (loss) attributable to Western Midstream Partners, LP	$190,681	$333,613	$1,180,983	$1,573,571
General partner interest in net (income) loss	(3,500)	(7,759)	(26,485)	(36,604)
Limited partners’ interest in net income (loss)	$187,181	$325,854	$1,154,498	$1,536,967
Net income (loss) per common unit – basic	$0.47	$0.86	$2.99	$4.04
Net income (loss) per common unit – diluted	$0.47	$0.85	$2.98	$4.02
Weighted-average common units outstanding – basic	400,492	380,556	386,074	380,397
Weighted-average common units outstanding – diluted	402,464	382,918	387,880	382,455

Western Midstream Partners, LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,
thousands except number of units	2025	2024
Total current assets	$1,656,941	$1,847,190
Net property, plant, and equipment	11,220,908	9,714,609
Other assets	2,120,571	1,582,986
Total assets	$14,998,420	$13,144,785
Total current liabilities	$1,236,484	$1,691,694
Long-term debt	8,195,170	6,926,647
Asset retirement obligations	427,858	370,195
Other liabilities	975,786	781,079
Total liabilities	10,835,298	9,769,615
Equity and partners’ capital
Common units (408,141,366 and 380,556,643 units issued and outstanding at December 31, 2025 and 2024, respectively)	4,016,606	3,224,802
General partner units (9,060,641 units issued and outstanding at December 31, 2025 and 2024)	4,624	10,803
Noncontrolling interests	141,892	139,565
Total liabilities, equity, and partners’ capital	$14,998,420	$13,144,785

Western Midstream Partners, LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Year Ended December 31,
thousands	2025	2024
Cash flows from operating activities
Net income (loss)	$1,212,455	$1,611,252
Adjustments to reconcile net income (loss) to net cash provided by operating activities and changes in assets and liabilities:
Depreciation and amortization	710,778	650,428
Long-lived asset and other impairments	14,760	6,206
(Gain) loss on divestiture and other, net	11,113	(296,771)
(Gain) loss on early extinguishment of debt	—	(5,403)
Change in other items, net	273,519	171,148
Net cash provided by operating activities	$2,222,625	$2,136,860
Cash flows from investing activities
Capital expenditures	$(727,991)	$(833,856)
Acquisitions from third parties	(368,638)	(443)
Contributions to equity investments - related parties	—	(9,690)
Distributions from equity investments in excess of cumulative earnings – related parties	31,391	30,850
Proceeds from the sale of assets to third parties	162	792,255
(Increase) decrease in materials and supplies inventory and other	(20,130)	(18,284)
Net cash used in investing activities	$(1,085,206)	$(39,168)
Cash flows from financing activities
Borrowings, net of debt issuance costs	$1,184,288	$789,044
Repayments of debt	(1,080,589)	(143,852)
Commercial paper borrowings (repayments), net	—	(610,313)
Increase (decrease) in outstanding checks	(7,973)	(5,622)
Distributions to Partnership unitholders	(1,431,024)	(1,246,069)
Distributions to Chipeta noncontrolling interest owner	(2,095)	(4,372)
Distributions to noncontrolling interest owner of WES Operating	(29,534)	(25,450)
Other	(41,465)	(33,381)
Net cash used in financing activities	$(1,408,392)	$(1,280,015)
Net increase (decrease) in cash and cash equivalents	$(270,973)	$817,677
Cash and cash equivalents at beginning of period	1,090,464	272,787
Cash and cash equivalents at end of period	$819,491	$1,090,464

Western Midstream Partners, LP
RECONCILIATION OF GAAP TO NON-GAAP MEASURES

WES defines Adjusted Gross Margin attributable to Western Midstream Partners, LP (“Adjusted Gross Margin”) as total revenues and other (less reimbursements for electricity-related expenses recorded as revenue), less cost of product, plus distributions from equity investments, and excluding the noncontrolling interest owners’ proportionate share of revenues and cost of product.
WES defines Adjusted EBITDA attributable to Western Midstream Partners, LP (“Adjusted EBITDA”) as net income (loss), plus (i) distributions from equity investments, (ii) non-cash equity-based compensation expense, (iii) interest expense, (iv) income tax expense, (v) depreciation and amortization, (vi) impairments, and (vii) other expense (including lower of cost or market inventory adjustments recorded in cost of product), less (i) gain (loss) on divestiture and other, net, (ii) gain (loss) on early extinguishment of debt, (iii) income from equity investments, (iv) income tax benefit, (v) other income, (vi) other items impacting comparability with WES’s core operating performance, and (vii) the noncontrolling interest owners’ proportionate share of revenues and expenses.
WES defines Free Cash Flow as net cash provided by operating activities less total capital expenditures and contributions to equity investments, plus distributions from equity investments in excess of cumulative earnings.
WES defines Distributable Cash Flow as Adjusted EBITDA, less Total revenues and other recognized in Adjusted EBITDA in excess of (less than) customer billings and net cash paid for (i) interest expense (net of interest income recorded in other income (expense) and non-cash capitalized interest), (ii) maintenance capital expenditures, (iii) income taxes, and Distributable Cash Flow attributable to noncontrolling interests to the extent such amounts are not excluded from Adjusted EBITDA.
Below are reconciliations of (i) gross margin (GAAP) to Adjusted Gross Margin (non-GAAP), (ii) net income (loss) (GAAP) and net cash provided by operating activities (GAAP) to Adjusted EBITDA (non-GAAP), (iii) net cash provided by operating activities (GAAP) to Free Cash Flow (non-GAAP), and (iv) net income (loss) (GAAP) to Distributable Cash Flow (non-GAAP), as required under Regulation G of the Securities Exchange Act of 1934. Management believes that Adjusted Gross Margin, Adjusted EBITDA, Free Cash Flow, and Distributable Cash Flow are widely accepted financial indicators of WES’s financial performance compared to other publicly traded partnerships and are useful in assessing WES’s ability to incur and service debt, fund capital expenditures, and make distributions. Adjusted Gross Margin, Adjusted EBITDA, Free Cash Flow, and Distributable Cash Flow as defined by WES, may not be comparable to similarly titled measures used by other companies. Therefore, WES’s Adjusted Gross Margin, Adjusted EBITDA, Free Cash Flow, and Distributable Cash Flow should be considered in conjunction with net income (loss) attributable to Western Midstream Partners, LP and other applicable performance measures, such as gross margin or cash flows provided by operating activities.

Western Midstream Partners, LP
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (CONTINUED)
(Unaudited)

Adjusted Gross Margin

	Three Months Ended		Year Ended
thousands	December 31, 2025	September 30, 2025	December 31, 2025	December 31, 2024
Reconciliation of Gross margin to Adjusted Gross Margin
Total revenues and other	$1,031,481	$952,484	$3,843,403	$3,605,223
Less:
Cost of product	71,618	51,187	206,978	172,251
Depreciation and amortization	197,882	170,323	710,778	650,428
Gross margin	761,981	730,974	2,925,647	2,782,544
Add:
Distributions from equity investments	27,147	29,751	122,364	142,236
Depreciation and amortization	197,882	170,323	710,778	650,428
Less:
Reimbursed electricity-related charges recorded as revenues	31,488	34,803	125,551	117,906
Adjusted Gross Margin attributable to noncontrolling interests (1)	20,719	21,342	83,681	80,509
Adjusted Gross Margin	$934,803	$874,903	$3,549,557	$3,376,793

Gross margin
Gross margin for natural-gas assets (2)	$506,811	$540,393	$2,113,810	$2,073,533
Gross margin for crude-oil and NGLs assets (2)	91,220	107,877	407,211	395,886
Gross margin for produced-water assets (2)	170,747	90,837	435,501	341,784
Adjusted Gross Margin
Adjusted Gross Margin for natural-gas assets	$599,775	$623,691	$2,471,011	$2,411,438
Adjusted Gross Margin for crude-oil and NGLs assets	129,395	145,463	564,461	570,476
Adjusted Gross Margin for produced-water assets	205,633	105,749	514,085	394,879
(1)Includes (i) the 25% third-party interest in Chipeta and (ii) the 1.9% limited partner interest in WES Operating owned by an Occidental subsidiary as of December 31, 2025, and 2.0% for all other periods presented, which collectively represent WES’s noncontrolling interests.
(2)Excludes corporate-level depreciation and amortization.

Western Midstream Partners, LP
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (CONTINUED)
(Unaudited)

Adjusted EBITDA

	Three Months Ended		Year Ended
thousands	December 31, 2025	September 30, 2025	December 31, 2025	December 31, 2024
Reconciliation of Net income (loss) to Adjusted EBITDA
Net income (loss)	$196,269	$348,872	$1,212,455	$1,611,252
Add:
Distributions from equity investments	27,147	29,751	122,364	142,236
Non-cash equity-based compensation expense	21,386	10,456	50,803	37,994
Interest expense	105,674	92,353	390,490	378,513
Income tax expense	7,323	2,089	15,086	18,111
Depreciation and amortization	197,882	170,323	710,778	650,428
Long-lived asset and other impairments	2,509	11,562	14,760	6,206
Other expense	17	53	303	248
Less:
Gain (loss) on divestiture and other, net	(3,065)	(2,470)	(11,113)	296,771
Gain (loss) on early extinguishment of debt	—	—	—	5,403
Equity income, net – related parties	21,378	16,847	85,788	112,385
Other income	3,706	1,754	16,629	31,741
Items impacting comparability
Acquisition-related expenses	(113,188)	—	(113,188)	—
Adjusted EBITDA attributable to noncontrolling interests (1)	13,794	15,576	58,141	54,650
Adjusted EBITDA	$635,582	$633,752	$2,480,782	$2,344,038
Reconciliation of Net cash provided by operating activities to Adjusted EBITDA
Net cash provided by operating activities	$557,645	$570,210	$2,222,625	$2,136,860
Interest (income) expense, net	105,674	92,353	390,490	378,513
Accretion and amortization of long-term obligations, net	(815)	(1,896)	(6,945)	(9,238)
Current income tax expense (benefit)	5,615	1,865	11,142	3,900
Other (income) expense, net	(3,706)	(1,754)	(16,629)	(31,741)
Distributions from equity investments in excess of cumulative earnings – related parties	5,391	11,953	31,391	30,850
Changes in assets and liabilities:
Accounts receivable, net	(16,853)	(21,956)	(36,018)	42,798
Accounts and imbalance payables and accrued liabilities, net	(52,513)	40,837	3,969	21,935
Other items, net	(64,250)	(42,284)	(174,290)	(175,189)
Acquisition-related expenses	113,188	—	113,188	—
Adjusted EBITDA attributable to noncontrolling interests (1)	(13,794)	(15,576)	(58,141)	(54,650)
Adjusted EBITDA	$635,582	$633,752	$2,480,782	$2,344,038
Cash flow information
Net cash provided by operating activities	$557,645	$570,210	$2,222,625	$2,136,860
Net cash used in investing activities	(608,914)	(161,528)	(1,085,206)	(39,168)
Net cash provided by (used in) financing activities	693,472	(361,126)	(1,408,392)	(1,280,015)
(1)Includes (i) the 25% third-party interest in Chipeta and (ii) the 1.9% limited partner interest in WES Operating owned by an Occidental subsidiary as of December 31, 2025, and 2.0% for all other periods presented, which collectively represent WES’s noncontrolling interests.

Western Midstream Partners, LP
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (CONTINUED)
(Unaudited)

Free Cash Flow

	Three Months Ended		Year Ended
thousands	December 31, 2025	September 30, 2025	December 31, 2025	December 31, 2024
Reconciliation of Net cash provided by operating activities to Free Cash Flow
Net cash provided by operating activities	$557,645	$570,210	$2,222,625	$2,136,860
Less:
Capital expenditures	222,208	184,758	727,991	833,856
Contributions to equity investments – related parties	—	—	—	9,690
Add:
Distributions from equity investments in excess of cumulative earnings – related parties	5,391	11,953	31,391	30,850
Free Cash Flow	$340,828	$397,405	$1,526,025	$1,324,164
Cash flow information
Net cash provided by operating activities	$557,645	$570,210	$2,222,625	$2,136,860
Net cash used in investing activities	(608,914)	(161,528)	(1,085,206)	(39,168)
Net cash provided by (used in) financing activities	693,472	(361,126)	(1,408,392)	(1,280,015)

Western Midstream Partners, LP
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (CONTINUED)
(Unaudited)

Distributable Cash Flow

	Three Months Ended		Year Ended
thousands	December 31, 2025	September 30, 2025	December 31, 2025	December 31, 2024
Reconciliation of Net income (loss) to Distributable Cash Flow
Net income (loss)	$196,269	$348,872	$1,212,455	$1,611,252
Add:
Distributions from equity investments	27,147	29,751	122,364	142,236
Non-cash equity-based compensation expense	21,386	10,456	50,803	37,994
Income tax expense	7,323	2,089	15,086	18,111
Depreciation and amortization	197,882	170,323	710,778	650,428
Long-lived asset and other impairments	2,509	11,562	14,760	6,206
Other expense	17	53	303	248
Less:
Recognized service revenues - fee based (less than) in excess of customer billings	(31,627)	(29,919)	(123,906)	(168,966)
Gain (loss) on divestiture and other, net	(3,065)	(2,470)	(11,113)	296,771
Gain (loss) on early extinguishment of debt	—	—	—	5,403
Equity income, net – related parties	21,378	16,847	85,788	112,385
Items impacting comparability	(113,188)	—	(113,188)	—
Cash paid for maintenance capital expenditures	35,777	25,026	98,603	97,439
Capitalized interest	3,518	2,337	10,186	15,215
Cash paid for (reimbursement of) income taxes	806	—	3,107	2,225
Other income (net of interest income)	87	223	639	299
Distributable cash flow attributable to noncontrolling interests (1)	11,726	13,807	51,033	48,764
Distributable cash flow	$527,121	$547,255	$2,125,400	$2,056,940

Reconciliation of Adjusted EBITDA to Distributable Cash Flow
Adjusted EBITDA	$635,582	$633,752	$2,480,782	$2,344,038
Less:
Recognized service revenues - fee based (less than) in excess of customer billings	(31,627)	(29,919)	(123,906)	(168,966)
Capitalized interest	3,518	2,337	10,186	15,215
Cash paid for maintenance capital expenditures	35,777	25,026	98,603	97,439
Cash paid for (reimbursement of) income taxes	806	—	3,107	2,225
Interest expense (net of interest income)	102,055	90,822	374,500	347,071
Distributable cash flow attributable to noncontrolling interests (1)	(2,068)	(1,769)	(7,108)	(5,886)
Distributable cash flow	$527,121	$547,255	$2,125,400	$2,056,940

Weighted-average common units outstanding - diluted	402,464	382,788	387,880	382,455
Weighted-average general partner units	9,060	9,060	9,060	9,060
(1)Includes (i) the 25% third-party interest in Chipeta and (ii) the 1.9% limited partner interest in WES Operating owned by an Occidental subsidiary as of December 31, 2025, and 2.0% for all other periods presented, which collectively represent WES’s noncontrolling interests.

Western Midstream Partners, LP
OPERATING STATISTICS
(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2025	September 30, 2025	Inc/ (Dec)	December 31, 2025	December 31, 2024	Inc/ (Dec)
Throughput for natural-gas assets (MMcf/d)
Gathering, treating, and transportation	381	394	(3)%	375	453	(17)%
Processing	4,437	4,602	(4)%	4,479	4,256	5%
Equity investments (1)	525	553	(5)%	550	517	6%
Total throughput	5,343	5,549	(4)%	5,404	5,226	3%
Throughput attributable to noncontrolling interests (2)	181	191	(5)%	178	174	2%
Total throughput attributable to WES for natural-gas assets	5,162	5,358	(4)%	5,226	5,052	3%
Throughput for crude-oil and NGLs assets (MBbls/d)
Gathering, treating, and transportation	419	418	—%	420	397	6%
Equity investments (1)	99	102	(3)%	104	144	(28)%
Total throughput	518	520	—%	524	541	(3)%
Throughput attributable to noncontrolling interests (2)	10	10	—%	10	11	(9)%
Total throughput attributable to WES for crude-oil and NGLs assets	508	510	—%	514	530	(3)%
Throughput for produced-water assets (MBbls/d)
Gathering and disposal	2,744	1,242	121%	1,608	1,147	40%
Throughput attributable to noncontrolling interests (2)	51	25	104%	30	23	30%
Total throughput attributable to WES for produced-water assets	2,693	1,217	121%	1,578	1,124	40%
Per-Mcf Gross margin for natural-gas assets (3)	$1.03	$1.06	(3)%	$1.07	$1.08	(1)%
Per-Bbl Gross margin for crude-oil and NGLs assets (3)	1.91	2.25	(15)%	2.13	2.00	6%
Per-Bbl Gross margin for produced-water assets (3)	0.68	0.80	(15)%	0.74	0.81	(9)%

Per-Mcf Adjusted Gross Margin for natural-gas assets (4)	$1.26	$1.27	(1)%	$1.30	$1.30	—%
Per-Bbl Adjusted Gross Margin for crude-oil and NGLs assets (4)	2.77	3.10	(11)%	3.01	2.94	2%
Per-Bbl Adjusted Gross Margin for produced-water assets (4)	0.83	0.94	(12)%	0.89	0.96	(7)%
(1)Represents our share of average throughput for investments accounted for under the equity method of accounting.
(2)Includes (i) the 1.9% limited partner interest in WES Operating owned by an Occidental subsidiary as of December 31, 2025, and 2.0% for all other periods presented, and (ii) for natural-gas assets, the 25% third-party interest in Chipeta, which collectively represent WES’s noncontrolling interests.
(3)Average for period. Calculated as Gross margin for natural-gas assets, crude-oil and NGLs assets, or produced-water assets, divided by the respective total throughput (MMcf or MBbls) for natural-gas assets, crude-oil and NGLs assets, or produced-water assets.
(4)Average for period. Calculated as Adjusted Gross Margin for natural-gas assets, crude-oil and NGLs assets, or produced-water assets, divided by the respective total throughput (MMcf or MBbls) attributable to WES for natural-gas assets, crude-oil and NGLs assets, or produced-water assets.

Western Midstream Partners, LP
OPERATING STATISTICS (CONTINUED)
(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2025	September 30, 2025	Inc/ (Dec)	December 31, 2025	December 31, 2024	Inc/ (Dec)
Throughput for natural-gas assets (MMcf/d)
Operated
Delaware Basin	1,974	2,113	(7)%	2,042	1,871	9%
DJ Basin	1,530	1,497	2%	1,470	1,436	2%
Powder River Basin	383	424	(10)%	437	456	(4)%
Other	931	962	(3)%	905	908	—%
Total operated throughput for natural-gas assets	4,818	4,996	(4)%	4,854	4,671	4%
Non-operated
Equity investments	525	553	(5)%	550	517	6%
Other	—	—	—%	—	38	(100)%
Total non-operated throughput for natural-gas assets	525	553	(5)%	550	555	(1)%
Total throughput for natural-gas assets	5,343	5,549	(4)%	5,404	5,226	3%
Throughput for crude-oil and NGLs assets (MBbls/d)
Operated
Delaware Basin	261	245	7%	258	243	6%
DJ Basin	95	105	(10)%	97	92	5%
Powder River Basin	26	27	(4)%	27	25	8%
Other	37	41	(10)%	38	37	3%
Total operated throughput for crude-oil and NGLs assets	419	418	—%	420	397	6%
Non-operated
Equity investments	99	102	(3)%	104	144	(28)%
Total non-operated throughput for crude-oil and NGLs assets	99	102	(3)%	104	144	(28)%
Total throughput for crude-oil and NGLs assets	518	520	—%	524	541	(3)%
Throughput for produced-water assets (MBbls/d)
Operated
Delaware Basin	2,744	1,242	121%	1,608	1,147	40%
Total operated throughput for produced-water assets	2,744	1,242	121%	1,608	1,147	40%